Exhibit 4.2

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of February 14, 2006, is entered into by and among Pogo Jet, Inc., a Delaware corporation (the “Company”), and the holders of shares of Series A Preferred Stock (as hereinafter defined) listed on Annex I attached hereto (the “Investors”).

WHEREAS, pursuant to the Series A Convertible Preferred Stock Purchase Agreement, dated as of March 16, 2004 (the “Stock Purchase Agreement”), the purchasers therein (which purchasers are each an Investor herein) purchased shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”);

WHEREAS, as a condition to the Closing (as defined in the Stock Purchase Agreement) of the transactions contemplated by the Stock Purchase Agreement the Company and the Investors entered into a Registration Rights Agreement (the “Prior Registration Rights Agreement”), granting certain registration rights with respect to the Registrable Securities (as defined in the Prior Registration Rights Agreement) as set forth in the Prior Registration Rights Agreement;

WHEREAS, pursuant to the Series B Convertible Preferred Stock Purchase Agreement, dated as of February 14, 2006 (the “Series B Stock Purchase Agreement”), the Company desires to sell and the purchasers therein (the “Series B Investors”) have agreed to purchase shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”);

WHEREAS, it is a condition to the Closing (as defined in the Series B Stock Purchase Agreement) of the transactions contemplated by the Series B Stock Purchase Agreement that the Company and the Series B Investors enter into a Registration Rights Agreement, dated as of the date hereof (the “Series B Registration Rights Agreement”), granting certain registration rights with respect to the Registrable Securities (as defined in the Series B Registration Rights Agreement) as set forth in the Series B Registration Rights Agreement; and

WHEREAS, the parties hereto desire to amend and restate the Prior Registration Rights Agreement to provide terms regarding the registration rights of the Series B Investors and the relationship between and among the Company, the Investors, the Series B Investors and the Other Stockholders (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, the parties amend and restate the Prior Registration Rights Agreement as follows:

Section 1 Definitions

As used in this Agreement, in addition to the terms defined above, the following terms shall have the following respective meanings:

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York.

“Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended from time to time.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

“Conversion Shares” shall mean the shares of Common Stock that have actually been acquired by the holders of the following: (i) any of the Preferred Stock upon the conversion thereof pursuant to Section 6 of the Certificate; and (ii) any additional shares of Preferred Stock or Common Stock issued with respect to the foregoing clause (i), pursuant to any stock split, stock dividend, recapitalization or similar event, upon the conversion of such additional shares.

“Holders” shall mean the Investors, and any other persons holding Registrable Securities to whom the applicable registration rights have been transferred pursuant to Section 10 hereof.

“Initial Public Offering” shall mean the effectiveness of the filing of the first registration statement under the Securities Act that covers the offer and sale by the Company to the public of Common Stock.

“Initiating Holders” shall mean a Holder or Holders who in the aggregate own at least twenty-five percent (25%) of the outstanding Preferred Stock and the Conversion Shares.

“Other Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in a registration effected pursuant to this Agreement, including without limitation the Series B Investors.

“Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of the Company.

The terms “register,” “registered” and “registration” refer to the effectiveness of a registration statement prepared and filed in compliance with the Securities Act.

“Registrable Securities” as of any particular time shall mean (i) all then issued and outstanding Conversion Shares; and (ii) all shares of Common Stock issuable, but not yet actually issued, upon conversion of the then outstanding Preferred Stock and upon conversion of any additional shares of Preferred Stock issued by virtue of such Preferred Stock pursuant to any stock split, stock dividend, recapitalization or other similar event.

“Registration Expenses” shall mean all expenses (excluding Selling Expenses) incurred by the Company in complying with Section 2 and Section 3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and expenses of a single counsel for the selling Holders, state “blue sky” fees and expenses, and accountants’ expenses, including without limitation any special audits incident to or required by any such registration, but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at any particular time.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at any particular time.

“Selling Expenses” shall mean all underwriting discounts and selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and any other securities of the Company being sold in the same registration as the Registrable Securities by Other Stockholders.

“Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement dated as of the date hereof by and among the Company, the Investors, the Series B Investors and the stockholders of the Company named as parties thereto.

Section 2 Requested Registrations

(a) Demand Registration Rights. Subject to the conditions of Section 2(b) below, the Initiating Holders may make:

(i) two (2) demands on the Company to register all or a part of the Registrable Securities on Form S-1 or such other form that may be available to the Company to effect such demand registration (a “Form S-1 Registration”); provided that such registration will cover at least twenty-five percent (25%) of the Registrable Securities and will not be made prior to the date that is one hundred eighty (180) days after the effective date of the registration statement filed in connection with the Initial Public Offering; and

(ii) unlimited demands on the Company to register all or a part of the Registrable Securities with an estimated aggregate selling price (prior to underwriters’ commissions and expenses) of not less than $1,000,000 on Form S-3 (a “Form S-3 Registration”, together with the Form S-1 Registration referred to hereinafter as a “Demand Registration”); provided that the Company shall not be obligated to effect more than one (1) Form S-3 Registration (which shall have become effective) in any twelve (12) month period.

(b) Request for Registration. In the event the Company shall receive from the Initiating Holders a written request that the Company effect a Demand Registration with respect to all or a part of the Registrable Securities, other than a registration pursuant to Rule 415 under Regulation C promulgated under the Securities Act, the Company shall:

(i) promptly give written notice of the proposed registration to all other Holders and Other Stockholders; and

(ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable “blue sky” or other state securities laws, if any, and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of such portion of such Registrable Securities as is specified in such request, together with such portion of the Registrable Securities of any Holder or Holders joining in such request as is specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 2:

(A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) during the period identified in Section 11 hereof following an Initial Public Offering or other registered offering, as such period may be extended by the underwriter representative, provided that the “market stand-off” effected by any such extension is applicable against the persons described in Section 11;

(C) if such registration would exceed the applicable number of registrations specified in Section 2(a); or

(D) if the Company shall furnish to Holders requesting a registration pursuant to this Section 2 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders to effect such registration at such time because such action (i) would materially interfere with a significant corporate transaction of the Company including an acquisition, corporate reorganization or other similar transaction, (ii) would require disclosure of material non public information that the Company has a bona fide business purpose for preserving as confidential or (iii) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to delay such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period; provided, further, that the Company may not effect a registration for any other stockholder of the Company during such ninety (90) day period.

In the event the Company is not obligated to effect any requested registration by virtue of the foregoing clauses (A) through (D), such request shall not be deemed to be a demand for registration for purposes of Section 2. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2(c) below, include securities offered by the Company for its own account and/or other securities of the Company that are held by Other Stockholders.

(c) Underwriting.

(i) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2(a) and the Company shall include such information in the written notice referred to in Section 2(b)(i) hereof. The right of any Holder to registration pursuant to this Section 2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein.

(ii) If the Company shall request inclusion in any registration pursuant to Section 2 of securities being sold for its own account, or if Other Stockholders shall request inclusion in any registration pursuant hereto, then, subject to the last sentence of this Section 2(c) with respect to the Company’s request, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 2(c). The Company shall (together with all Holders and Other Stockholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form and containing customary terms reasonably acceptable to the Initiating Holders, with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2, if the underwriter representative advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, the securities requested by the Company to be included, if any, shall first be excluded from such registration to the extent so required by such limitation; to the extent additional shares need to be excluded in order to conform to such limitation, the securities of the Company held by Other Stockholders (including the Series B Investors) shall next be excluded; and to the extent additional shares still need to be excluded the number of shares that may be included in the registration shall be allocated among the Holders requesting registration of securities in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities that such Holders had requested to be included in such registration. The Company shall advise all Holders and Other Stockholders of securities requesting registration as to the number of shares of securities that may be included in the registration and underwriting as allocated in the foregoing manner. If any Other Stockholder or Holder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of shares to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities of the Holders or Other Stockholders that would otherwise have been included in such registration and underwriting will not be limited thereby.

Section 3 Company Registrations

(a) General. If the Company shall determine to register any of its securities in connection with the public offering of such securities solely for cash on a form that would permit the registration of the Registrable Securities, the Company shall promptly give to each Holder written notice of such registration (a “Piggyback Registration”), which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable “blue sky” or other state securities laws; and include in such registration (and any related qualification under “blue sky” laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder or Holders within fifteen (15) days after receipt of such written notice from the Company, subject to the underwriter limitations, if any, described in Section 3(d) hereof. The Company shall have the right to withdraw or cease to prepare or file any registration statement for any offering referred to in this Section 3(a) without any obligation or liability to any Holder.

(b) Number of Piggyback Registrations. Subject to the underwriter limitations, if any, described in Section 3(d) below, each Holder shall be entitled to have its Registrable Securities included in an unlimited number of Piggyback Registrations pursuant to this Section 3 until such time as all its Registrable Securities may be sold under Rule 144 promulgated under the Securities Act without limitation on the number of shares or manner of sale.

(c) Holdback by the Company. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4, Form S-8 or any successor forms), whether on its own behalf or at the request of any Holder or Holders of such securities, until a period of one hundred eighty (180) days has elapsed from the effective date of such a previous registration.

(d) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3(a) hereof. In such event, the right of any Holder to registration pursuant to Section 3(a) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and Other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 3, if the underwriter reasonably determines that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by Other Stockholders (other than the Series B Investors) shall be first excluded from such registration to the extent required by such limitation; and, to the extent additional shares still need to be excluded, the number of shares that may be included in the registration shall be allocated among the Holders requesting registration of securities and the Series B Investors requesting registration of securities pursuant to the terms and conditions of the Series B Registration Rights Agreement in proportion, as nearly as practicable, to the respective amounts of Registrable Securities (as that term is defined herein or as that term is defined in the Series B Registration Rights Agreement, as applicable) and other securities that such Holders and the Series B Investors had requested to be included in such registration. The Company shall advise all Holders and Other Stockholders of securities requesting registration as to the number of shares or securities that may be included in the registration and underwriting as allocated in the foregoing manner. No such reduction shall be made with respect to securities offered by the Company for its own account. If any Holder or Other Stockholder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.

Section 4 Expenses of Registration

All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company; and all Selling Expenses shall be borne by the Holders, the Other Stockholders of the securities so registered and the Company, to the extent of securities registered on its behalf, pro rata on the basis of the number of their shares so registered.

Section 5 Registration Procedures

In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder and Other Stockholder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company shall use its best efforts to:

(a) keep such registration effective for a period of one hundred eighty (180) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

(b) furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

Section 6 Indemnification

(a) With respect to each Holder whose securities have complied or been registered or qualified pursuant to this Agreement, the Company shall indemnify such Holder, each of such Holder’s officers, directors and partners, and each person controlling (as defined in Section 6(d) below) such Holder and each of such controlling person’s officers, directors and partners, and shall also indemnify each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and shall reimburse each such Holder and each person controlling such Holder, and each of such controlling person’s officers, directors and partners, each of its officers, directors and partners, each such underwriter, and each person who controls such underwriter, for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon a Violation which occurs in reliance upon information furnished to the Company by the Holder or underwriter (except to the extent the Company has been indemnified by the underwriter and the Holders have not received a similar indemnity from the underwriter), where such information is specifically provided for use in such prospectus, offering circular or related document.

(b) Each Holder and Other Stockholder shall, if securities held by him or it are included among the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such prospectus, offering circular or other document (including any related registration statement, notification or the like), each person who controls (as defined in Section 6(d) below) the Company or such underwriter, and each other such Holder and Other Stockholder and each of such controlling person’s officers, directors and partners, and each person controlling such Holder or Other Stockholder and each of such controlling person’s officers, directors and partners, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any Violation by such Holder or Other Stockholder, as the case may be, and shall reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, persons, underwriters and control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the indemnity obligations in this Section 6(b) shall only apply to a Violation by such Holder or such Other Stockholder, as the case may be, and in each case to the extent, but only to the extent, that such Violation is made in such registration statement, prospectus, offering circular or other document based upon and in conformity with information furnished to the Company by such Holder or Other Stockholder specifically for use therein; provided, however, that the obligations of such Holder or Other Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Holder or Other Stockholder of securities sold in the registration which contained such untrue statement, omission or violation; provided, further that the indemnity agreement in this Section 6(b) shall not apply to amounts paid in settlement of any such loss if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld. The Holder and Other Stockholders acknowledge that an underwriter may require other indemnification obligations with respect to the underwriter.

(c) Each party entitled to indemnification under this Section 6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be withheld unreasonably) and, provided further, that King & Spalding LLP and Shaw Pittman LLP are hereby deemed approved by the Indemnified Party. The Indemnified Party may participate in such defense with counsel of its own choosing, but the fees and expenses of such counsel shall be at such Indemnified Party’s expense unless (i) the Indemnifying Party and the Indemnified Party shall have agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. The failure of any Indemnified

Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 6 only if such failure is prejudicial to the ability of the Indemnifying Party to defend such action, and such failure shall in no event relieve the Indemnifying Party of any liability that he or it may have to any Indemnified Party otherwise than under this Section 6. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

(d) For purposes of this Section 6, the term “control” shall have the meaning assigned thereto under the Securities Act.

(e) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any such claim, loss, damage, liability or action, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified party on the other in connection with the actions that resulted in such claims, loss, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(f) The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 6 were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 6. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to above in this Section 6 shall be deemed to include any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, subject to the provisions of this Section 6. Notwithstanding the provisions of this Section 6, no Holder shall be required to contribute any amount or make any other payments under this Agreement which in the aggregate exceed the net proceeds (after selling expenses) received by such Holder. No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 7 Information by Holders and Other Stockholders

Each Holder or Other Stockholder of securities included in any registration shall furnish to the Company such information regarding such Holder or Other Stockholder, the securities held by them and the distribution proposed by such Holder or Other Stockholder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 8 Limitations on Registration of Issues of Securities

From and after the date of this Agreement, without the consent of the Holders of a majority of the Registrable Securities, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder the right to require the Company to initiate any registration of any securities of the Company, and shall not enter into any agreements with any holder or prospective holder of any securities of the Company that, upon any registration of any of its securities, the Company will include among the securities that it then registers securities owned by such holder or prospective holder except to the extent such agreement could give such holder or prospective holder rights no greater than those of an Other Stockholder under this Agreement. In addition, any such agreement shall provide that, pursuant to such rights, if the registration (whether initiated by the Company or such holder or prospective holder) involves an underwriting and the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the securities held by such holder or prospective holder shall first be excluded from such registration to the extent required by such limitation prior to any such exclusion of Registrable Securities of the Holders. Notwithstanding the foregoing provisions of this Section 8, the parties to this Agreement hereby consent to and approve the Series B Registration Rights Agreement.

Section 9 Rule 144 Reporting

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Common Stock to the public without registration, the Company shall:

(a) make and keep public information available as those terms are understood and defined in Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”), at all times after ninety (90) days following the Initial Public Offering;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act at any time after it has become subject to the reporting requirements thereunder; and

(c) so long as any Holder owns any securities constituting or representing Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days following the Initial Public Offering), and of the Securities Act and the Securities Exchange Act (at any time after it has become subject to the reporting requirements thereunder), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 10 Transfer of Registration Rights

The rights to cause the Company to register securities granted to a Holder by the Company under this Agreement may be transferred or assigned by a Holder only to (i) an affiliate of such Holder (as defined in Rule 405 of the Securities Act), or (ii) a transferee or assignee of not less than twenty-five percent (25%) of such Holder’s Registrable Securities (as adjusted for stock splits, stock dividends, recapitalization or other similar events), provided that, in either case (A) the Company is given prior written notice of the transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (B) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement.

Section 11 Market Stand-Off Agreement

(a) In connection with an Initial Public Offering (whether such offering was initiated by the Company, the Initiating Holders or the Series B Investors pursuant to the terms and conditions set forth in the Series B Registration Rights Agreement), if requested by the Company upon the recommendation of the Board of Directors and an underwriter, the Holders agree not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by them during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act; provided that all Other Stockholders who own more than one percent (1%) of the outstanding Common Stock of the Company and all officers and directors of the Company enter into agreements with substantially the same terms and conditions. Such agreement shall be in writing in form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180)-day period.

(b) In connection with any registration other than an Initial Public Offering, if requested by the Company upon the recommendation of the Board of Directors and an underwriter, the Holders shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by them during the one hundred eighty day (180) day period following the effective date of a registration statement of the Company filed under the Securities Act; provided that all Other Stockholders and all officers and directors of the Company enter into agreements with substantially the same terms and conditions. Such agreement shall be in writing in form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty day (180) day period.

(c) Each Holder further agrees that, upon the written request of the underwriter specified in Section 11(a) or Section 11(b) above, such holder shall execute a reasonable and customary “lockup letter” or similar instrument, that in the opinion of the Holder fairly reflects the restrictions set forth in Section 11(a) or Section 11(b) as applicable. In addition, each Holder agrees that, any demand registration right exercised pursuant to Section 2 hereof during the market standoff period shall not be publicly disclosed, and a registration statement shall not be required to be filed, during such period specified in Section 11(a) or Section 11(b) above, as applicable, without the prior consent of the underwriter.

Section 12 Termination of Registration Rights

The rights of a Holder to request registration of Registrable Securities pursuant to this Agreement shall terminate upon the earlier of: (i) five (5) years after the Initial Public Offering or (ii) as to any Holder, when all shares held by such Holder may be sold without restriction under Rule 144 of the Securities Act within any ninety (90)-day period.

Section 13 Miscellaneous

(a) Severability; Governing Law. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles relating to conflicts of law or choice of law (other than Section 5-1401 of the New York General Obligations Law).

(b) Successors and Assigns. Except as otherwise expressly provided in this Section 13(b), the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted, assigns, heirs, executors and administrators of the Investors or the Other Stockholders, as the case may be, and the rights, remedies and entitlements of the Investors or the Other Stockholders, as applicable, under this Agreement may be assigned subject to Section 10 hereof, in full or in part at any time after the date of this Agreement together with some or all of the Preferred Stock. No such assignment shall be effective unless (i) the transferee shall be required, as a condition to such transfer, to agree in writing that he or it will receive and hold the Preferred Stock subject to the applicable provisions of this Agreement and the Stockholders’ Agreement, and (ii) the Company is given written notice at the time of the assignment, or within a reasonable time after such assignment, stating the name and address of said transferee and identifying the shares of Preferred Stock that are being assigned.

(c) Entire Agreement; Amendment.

This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, but only by a written instrument signed by a majority of the shares of Preferred Stock and the Conversion Shares then issued and outstanding and a representative of the Company so authorized by its Board of Directors. Any amendment, termination or waiver effected in accordance with this Section 13(c) shall be binding on all parties hereto, even if they do not execute such amendment, termination or waiver, as the case may be.

(d) Notices. All notices, claims, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company, to:

Pogo Jet, Inc. 255 Padgette Street, Suite 4 Chicopee, MA 01022 Facsimile: (413) 593-1103 Telephone: (413) 593-1102 Attention: Cameron Burr

with a copy, which will not constitute notice, to:

Hogan & Hartson LLP 555 13th Street, N.W. Washington D.C. 20004 Facsimile: (202) 637-5910 Telephone: (202) 637-4999 Attention: Robert E. Cohn, Esq.; and

Hogan & Hartson LLP 8300 Greensboro Drive Suite 1100 McLean, Virginia 22101 Facsimile: (703) 610-6200 Telephone: (703) 610-6123 Attention: Richard K.A. Becker; and

if to any Investor or Other Stockholder, to its, her or his address as set forth on Annex I,

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (iii) in the case of telecopy transmission, when received, and (iv) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

(e) Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

(f) Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g) Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default under this Agreement, shall impair any such right, power or remedy of such party or be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All of a party’s remedies, either under this Agreement, or by law or otherwise afforded to such party, shall be cumulative and not alternative.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the date first above written.

THE COMPANY:

Pogo Jet, Inc.

By:	/s/ Cameron R. Burr
Cameron R. Burr
President

THE INVESTORS:

Tiger Partners, L.P.

By:	/s/ Michael B. Hodge
Name:	Michael B. Hodge
Title:

/s/ Michael B. Hodge
Michael B. Hodge

/s/ Charles P. Coleman
Charles P. Coleman, III

/s/ Michael Moriarty
Michael Moriarty

North Forty Partners, LLC

By:	/s/ Roberto Mignone
Name:	Roberto Mignone
Title	Managing Partner

[Signature Page to Amended and Restated Registration Rights Agreement]

The Bill & Trudy Family Trust Dated June 1995

By:	/s/ William P. Rutledge
Name:	William P. Rutledge
Title	Trustee

Morgan Stanley DW Inc. FBO William Rutledge

By:	/s/ William P. Rutledge
Name:	William P. Rutledge
Title	Account Holder

Greenfield J.J. Investment Partners

By:	/s/ James P. Birdwell
Name:	James P. Birdwell
Title	Managing Partner

/s/ John Katzman
John Katzman

Texas Air Taxi Partners, LLC

By:	/s/ Michael P. Carpenter
Name:	Michael P. Carpenter
Title:	Vice President

/s/ David Fraser
David Fraser

Laurcon LLC

By:	/s/ Craig Huff
Name:	Craig Huff
Title:	Managing Member

[Signature Page to Amended and Restated Registration Rights Agreement]

/s/ Melrose K. Burr
Melrose K. Burr

/s/ Ted Robert Nelson
Ted Robert Nelson

/s/ Bridget Nina Burr
Bridget Nina Burr

/s/ David Charles Hurley
David Charles Hurley

/s/ Neil McKay
/s/ Coralie McKay
Neil and Coralie McKay - Joint Tenants with rights of Survivorship

/s/ John Risko
John Risko

/s/ Robert E. Cohn
Robert E. Cohn

/s/ George Gendron
George Gendron

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex I

Investors

Name / Address	Number of Shares of Series A Preferred Stock
Tiger Partners, L.P. 101 Park Avenue, 48th Floor New York, NY 10178 Attention: Michael B. Hodge	10,000,000

Michael B. Hodge	150,000

Charles P. Coleman, III	125,000

North Forty Partners, LLC	487,500

Michael Moriarty	487,500

The Bill and Trudy Family Trust Dated June 1995	312,500

Morgan Stanley DW Inc. FBO William Rutledge	312,500

Greenfield J.J. Investment Partners	625,000

John Katzman	625,000

Texas Air Taxi Partners, LLC	375,000

David Fraser	250,000

Laurcon LLC	250,000

Melrose K. Burr	675,000

Ted Robert Nelson	250,000

Bridget Nina Burr	100,000

David Charles Hurley	50,000

Neil and Coralie McKay - Joint Tenants with rights of Survivorship	125,000

John Risko	62,500

Robert E. Cohn	62,500

George Gendron	62,500